RESULTS OF SHAREHOLDER VOTES

The Annual Meeting of Shareholders of the Fund was held on September 29, 2009. At this meeting, shareholders voted on the election of trustees.

With regard to the election of the following trustee by common and preferred shareholders of the Fund:

                                                     # of Shares
                                     ----------------------------------------
                                     In Favor        Against         Withheld
-----------------------------------------------------------------------------
Tracy V. Maitland                   28,552,132       722,563         403,915

With regard to the election of the following trustee by preferred shareholders of the Fund:

                                                     # of Shares
                                     ----------------------------------------
                                     In Favor        Against         Withheld
-----------------------------------------------------------------------------
Ronald A. Nyberg                      6,114           395               0

The other trustees of the Fund whose terms did not expire in 2009 are Randall C. Barnes, Daniel L. Black, Derek Medina, Gerald L. Seizert, and Michael A. Smart.